Exhibit 10.2

                POST-2004 SUPPLEMENTAL RETIREMENT PLAN AGREEMENT

            This sets forth the Post-2004 Supplemental Retirement Plan Agreement made effective as of January 1, 2005 between (i) COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered bank holding company, and COMMUNITY BANK, N.A., a national banking association, both having offices located in Dewitt, New York (collectively, the "Employer"), and (ii) SANFORD A. BELDEN, an individual currently residing at 9 Lynacres Boulevard, Fayetteville, New York ("Employee"). This Agreement is entered into pursuant to paragraph 4(d) of the Employment Agreement between the parties, effective as of March 1, 2004 and as amended ("Employment Agreement").

                                   WITNESSETH

            IN CONSIDERATION of the promises and mutual agreements and covenants contained herein, and other good and valuable consideration, the parties agree as follows:

      1. Supplemental Retirement Benefit.

            (a) Employer shall pay Employee an annual supplemental retirement benefit equal to the product of (i) 5% times Employee's number of years of service, considering only the Employee's first 10 years of service, plus 2% times Employee's number of years of service in excess of ten years, times (ii) Employee's final average compensation, with the product of (i) times (ii) reduced by Employee's other retirement benefits. Notwithstanding the foregoing, except in the event of Employee's voluntary termination of employment prior to July 1, 2006, the product of (i) times (ii) above shall not be less than the product that would be derived if

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Employee remained employed pursuant to the Employment Agreement through December
31, 2007 and received the Base Salary (including increases) and Management Incentive Plan payments (assuming a minimum 50 percent incentive payment under Employer's Management Incentive Plan) described in the Employment Agreement. Subject to the adjustments described in paragraph 1(h), the benefit described in this paragraph 1(a) initially shall be expressed as a single life annuity (payable for Employee's life) commencing as of the date determined pursuant to paragraph 1(g).

            (b) For purposes of this paragraph 1, and subject to paragraph 2, "years of service" shall be credited to Employee in the same manner as years of service are credited to Employee under the Community Bank System, Inc. Pension Plan, as amended through December 31, 2004 ("Pension Plan"); and no more than 15 years of service will be taken into account under paragraphs 1 and 2.

            (c) For purposes of this paragraph 1, and except as provided in the second sentence of paragraph 1(a) and in paragraph 2(a)(iii), Employee's "final average compensation" shall be the annual average of Employee's Base Salary (as defined in the Employment Agreement) and cash incentive payment awarded during the five consecutive calendar years preceding Employee's termination.

            (d) For purposes of this paragraph 1, Employee's "other retirement benefits" shall mean the sum of

                  (i) the annual benefit earned by Employee pursuant to the Pension Plan, plus


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

                  (ii) 50 percent of the estimated annual benefit payable to Employee pursuant to the Federal Social Security Act, plus

                  (iii) the annual benefit that could be provided by Employer contributions (other than elective deferrals) made on Employee's behalf under
(A) the Community Bank System, Inc. 401(k) Employee Stock Ownership Plan, and
(B) the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc., adjusted to reflect actual earnings, losses and expenses credited to and charged against such Employer contributions, if such contributions (as adjusted) were converted to a single life annuity benefit payable at the same time as the benefit paid under this paragraph 1, using the factors applied to determine actuarial equivalents under the Pension Plan at the time payments begin under this paragraph 1; plus

                  (iv) the annual benefit payable to or on behalf of Employee pursuant to the separate Pre-2005 Supplemental Retirement Plan Agreement between Employee and Employer, when such benefit is expressed as an actuarially equivalent single life annuity payable for Employee's life commencing as of the date determined pursuant to paragraph 1(g) (using the factors applied to determine actuarial equivalents under the Pension Plan at the time payments begin).

            (e) For purposes of paragraph 1(d)(ii), Employee's Social Security Benefit ("Benefit") will be valued by the actual Benefit Employee receives or is qualified to receive at the time Employee elects to receive the supplemental retirement benefit, or if Employee has not yet qualified for the Benefit, the Benefit will be valued by the maximum benefit available to an individual equal in age to Employee.


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

            (f) For the purposes of paragraph 1(d)(i), Employee's Pension Plan benefit will be Employee's accrued benefit under the Pension Plan, determined as of the earlier of (i) the date Employee begins to receive such Pension Plan benefit, or (ii) the date Employee begins to receive the supplemental retirement plan benefit, expressed (in either case) in the form of a single life annuity (payable for Employee's life) commencing as of the date determined pursuant to paragraph 1(g). In the event payments of supplemental retirement benefits commence before payments of Employee's Pension Plan benefit commence, the supplemental retirement benefit shall be adjusted (if necessary) to reflect any difference between the Pension Plan benefit calculated pursuant to the preceding sentence and the actual benefit paid to Employee pursuant to the Pension Plan.

            (g) The supplemental retirement benefit described in paragraph 1 shall be payable commencing on the first day of the seventh month that follows the month during which Employee separates from service (or, if earlier, the month during which Employee dies).

            (h) The supplemental retirement benefit described in this paragraph 1 shall be paid in the form of an actuarially reduced Joint and 100% Survivor benefit (using the factors applied to determine actuarial equivalents under the Pension Plan at the time payments begin), with Employee's spouse as survivor annuitant.

      Notwithstanding the foregoing, if Employee dies prior to commencing receipt of payments under this paragraph 1, Employee's surviving spouse shall receive an actuarially reduced 100% survivor benefit determined as if Employee retired on the day prior to his death and immediately commenced receipt of payments under both this paragraph 1 (including any adjustment required by the second sentence of paragraph 1(a)) and the Pension Plan in the form


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

of an actuarially reduced Joint and 100% Survivor benefit with his spouse as survivor annuitant. If Employee has no spouse at the time of Employee's death, no survivor benefits shall be paid pursuant to this paragraph 1.

            (i) Employer shall establish a "grantor trust" (as that term is defined in Internal Revenue Code Section 671) to aid it in the accumulation and payment of the supplemental retirement benefit described in this paragraph 1; provided that the trust shall be established with the intention that the creation and funding of the trust shall not result in the recognition of gross income by Employee of any amount credited under the trust prior to the date the amount is paid or made available. Assets of the trust, and any other assets set aside by Employer to satisfy its obligations under this Agreement, shall remain at all times subject to the claims of Employer's general creditors. Employee and his beneficiaries shall not have any rights under this paragraph 1 that are senior to the claims of general unsecured creditors of Employer. Notwithstanding any other term or provision of this Agreement or the trust, within ten business days following Employee's termination of employment with Employer due to Employee's retirement (including Employee's voluntary early retirement), disability or death, or, if earlier, immediately prior to the effective date of a "Change of Control" (as defined in the Employment Agreement), Employer shall fully fund the trust (using the same actuarial assumptions used to establish funding in the Pension Plan) for all benefits earned pursuant to this Agreement through the date of Employee's termination of employment or the effective date of the Change of Control, as applicable.

            (j) The right to receive the supplemental retirement benefit described in this paragraph 1 shall not be subject in any manner to anticipation, alienation, sale, transfer,


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

assignment, pledge or encumbrance, nor subject to attachment, garnishment, levy, execution or other legal or equitable process for the debts, contracts or liabilities of Employee or his beneficiaries.

            (k) Notwithstanding the foregoing of this paragraph 1 or any other provision of this Agreement, supplemental retirement benefits earned pursuant to this Agreement shall be limited to those benefits earned by Employee after December 31, 2004. Supplemental retirement benefits earned by Employee through December 31, 2004 are determined pursuant to the separate Pre-2005 Supplemental Retirement Plan Agreement between Employee and Employer, as such benefits are valued in accordance with Internal Revenue Service Notice 2005-1 (Q&A 17). In no event will retirement benefits of any type payable to Employee be duplicated.

      2. Change of Control

            (a) If Employee's employment with Employer shall cease for any reason, including Employee's voluntary termination for "good reason," but not including Employee's termination for "cause" or Employee's voluntary termination without "good reason," within 2 years following a "Change of Control", (as those quoted terms are defined in the Employment Agreement), Employer shall:

                  (i) Credit Employee under this Agreement with the greater of 3 years of service or the years of service Employee is retained as a consultant under the terms of paragraph 6 of the Employment Agreement for purposes of determining Employee's supplemental retirement benefit described in paragraph 1; and


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

                  (ii) Credit Employee under this Agreement with two additional years of service for purposes of determining Employee's supplemental retirement benefit described in paragraph 1; and

                  (iii) Determine Employee's "final average compensation" under paragraph 1(c) by considering the years of service Employee is retained as a consultant under the terms of the Employment Agreement as service that precedes Employee's termination and considering amounts paid to Employee during that period as Base Salary and cash incentive payments to Employee.

            (b) Subject to paragraph 2(c) below, if any portion of the amounts paid to, or value received by, Employee following a "Change of Control" constitutes an "excess parachute payment" within the meaning of Internal Revenue Code Section 280G, then, to the extent permitted by Internal Revenue Code
Section 409A, the parties shall negotiate a restructuring of payment dates and/or methods (but not payment amounts) to minimize or eliminate the application of Internal Revenue Code Section 280G. If an agreement to restructure payments cannot be reached within 60 days of the date the first payment is due under this Agreement, then payments shall be made without restructuring. The amount of any payment shall be increased to the extent necessary to hold Employee harmless from all income and excise tax liability attributable to such payment.


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

      3. Construction and Severability.

            The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, this instrument shall be construed as if such invalid provisions had not been inserted.

      4. Governing Law. This Agreement was executed and delivered in New York and shall be construed and governed in accordance with the laws of the State of New York.

      5. Assignability and Successors. This Agreement may not be assigned by Employee or Employer, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of Employer through merger or corporate reorganization.

      6. Miscellaneous. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements regarding the calculation and payment of supplemental retirement benefits earned after December 31, 2004. This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto.

      7. Counterparts. This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

      8. Jurisdiction, Venue and Fees. The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent


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

jurisdiction in New York State, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of the courts of New York State. If Employee is a party in a proceeding to collect payments due pursuant to this Agreement and prevails in collecting payments due in the proceeding or settlement of the proceeding, Employer shall reimburse Employee for reasonable attorneys' fees incurred by Employee in connection with such proceeding.


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

            The foregoing is established by the following signatures of the parties.

                                        COMMUNITY BANK SYSTEM, INC.

                                        By: /s/ James A. Gabriel
                                            -----------------------------

                                        Its: Chairman

                                        Date: February 15, 2005


                                        COMMUNITY BANK, N.A.

                                        By: /s/ James A. Gabriel
                                            -----------------------------

                                        Its: Chairman

                                        Date: February 15, 2005


                                        /s/ Sanford A. Belden
                                        ---------------------------------
                                        SANFORD A. BELDEN

                                        Date: February 15, 2005


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